Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-240131, 333-237611 and 333-233603 on Form S-8 and Nos. 333-233601 and 333-258809 on Form S-3 of our report dated April 13, 2022 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Aridis Pharmaceuticals, Inc. as of and for the years ended December 31, 2021 and 2020, included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 13, 2022